Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Extreme Networks
Investor Relations	Public Relations
408/579-3030	408/579-3483
investor_relations@extremenetworks.com	gcross@extremenetworks.com

EXTREME NETWORKS REPORTS 12% PRODUCT REVENUE GROWTH

NORTH AMERICA AND EMEA POST DOUBLE DIGIT PERFORMANCE

SANTA CLARA, Calif.; August 2, 2010 – Extreme Networks, Inc. (Nasdaq: EXTR) today announced financial results for its 2010 fiscal fourth quarter and year ended June 27, 2010. For the quarter, net revenue was $85.5 million, which was in line with Company’s revised guidance and compares to revenue of $78.2 million in the previous quarter and $81.3 million in the fourth quarter of last year.

“Product revenue in North America and EMEA increased by 17 percent and 22 percent, respectively from Q3, as we enter new markets and add new customers,” said Bob L. Corey, CFO and acting President & CEO of Extreme Networks. “Revenue per employee for the fourth quarter was the highest in more than 16 quarters, as we continue our focus on growing revenue and introducing innovative new products.”

Fourth quarter non-GAAP operating income increased by 17 percent to $5.6 million or 6.6 percent of net revenue, compared to $4.8 million or 6.2 percent of net revenue in the previous quarter, and increased by 84 percent from $3.1 million or 3.8 percent of net revenue in the fourth quarter of last year. Additionally, non-GAAP net income was $6.3 million or $0.07 per diluted share, compared to $5.5 million or $0.06 per diluted share in the previous quarter, and $2.3 million or $0.03 per diluted share in the fourth quarter of last year. Non-GAAP financial results exclude the impact of stock-based compensation, restructuring charges and litigation settlement costs. A reconciliation of GAAP to non-GAAP financial measures is included in the accompanying financial tables.

Operating income on a GAAP basis for the fourth quarter was $2.8 million, compared to $3.0 million in the previous quarter and $1.7 million for the fourth quarter of last year. Net income on a GAAP basis for the fourth quarter was $3.4 million or $0.04 per diluted share, which included additional restructuring charge of $0.2 million, a charge of approximately $1.7 million related to stock based compensation and settlement cost related to patent litigation of $1.0 million. That compares to net income on a GAAP basis of $3.7 million or $0.04 per diluted share in the previous quarter, and net income of $0.9 million or $0.01 per diluted share in the fourth quarter of last year.

For the fourth quarter, total net revenue in North America was $36.3 million, revenue in EMEA was $36.8 million, and revenue in APAC was $12.4 million. That compares to revenue of $32.6 million in North America, $31.0 million in EMEA, and $14.6 million in APAC in the previous quarter.

Product revenue in North America increased by 17 percent to $28 million, product revenue in EMEA increased by 22 percent to $32 million, and product revenue in APAC declined by 18 percent to $10.6 million.

Fiscal Year Results

For the fiscal year ended June 27, 2010, net revenue was $ 309.4 million, compared to $335.6 million in the prior fiscal year. Non-GAAP net income was $ 11.7 million or $0.13 per diluted share, compared to $8.9 million or $0.09 per diluted share for the prior fiscal year.

GAAP net income for the fiscal year was $0.2 million or $0.00 per diluted share, compared to $2.8 million or $0.03 per diluted share for the prior fiscal year.

For the fiscal year, net revenue in North America was $123.2 million, net revenue in EMEA was $133.7 million, and net revenue in APAC was $52.4 million. That compares to net revenue of $131.0 million in North America, $153.8 million in EMEA and $50.8 million in APAC in the prior fiscal year.

Cash from operations for the fiscal year almost doubled to $9.3 million from $4.7 million in the prior fiscal year. Cash and investments increased by $5.0 million to $132.4 million from $127.4 million in the prior fiscal year.

2011 Fiscal First Quarter non-GAAP Financial Guidance

For its 2011 fiscal first quarter ending September 26, 2010, the Company currently expects net revenue to be in a range of $81-$84 million; gross margin of 57%-59%; non-GAAP operating income of $3.5 -$6.0 million; and non-GAAP net income of $0.04 to $0.06 per diluted share.

Conference Call and Slide Presentation

Extreme Networks will host a conference call to discuss these results today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The conference call may be heard by dialing 1-877-303-9826 (international callers dial 1-224-357-2194). A 7-day replay will be available following the call by dialing 1-800-642-1687 (international callers dial 1-706-645-9291). The conference call passcode is 86969241. In addition, a live webcast and replay of the call will be available at http://investor.extremenetworks.com. PLEASE NOTE: throughout the conference call, the Company will refer to a slide presentation that will be posted in the Investor Relations section of the Company’s website at http://investor.extremenetworks.com.

Non-GAAP Financial Measures

Extreme Networks provides all financial information required in accordance with generally accepted accounting principles (GAAP). To supplement our consolidated financial statements presented in accordance with GAAP, we are also providing with this press release non-GAAP net income/(loss), non-GAAP operating income/(loss) and non-GAAP earnings/(loss) per diluted share. In preparing our non-GAAP information, we have excluded, where applicable, the impact of restructuring charges, share-based compensation and litigation settlement costs. We believe that excluding these charges provides both management and investors with additional insight into our current operations, the trends affecting the Company and the Company’s marketplace performance. In particular, management finds it useful to exclude these charges in order to more readily correlate the Company’s operating activities with the Company’s ability to generate cash from operations. Accordingly, management uses these non-GAAP measures, along with the comparable GAAP information, in evaluating our historical performance and in planning our future business activities. Please note that our non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information we present should be considered in conjunction with, and not as a substitute for, our financial information presented in accordance with GAAP. We have provided a non-GAAP reconciliation of the Consolidated Statement of Operations for the periods presented in this release, which are adjusted to exclude restructuring charges, share-based compensation expense and litigation settlement cost for these periods. These measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures for comparable financial information and understanding of the Company’s ongoing performance as a business. Extreme Networks uses both GAAP and non-GAAP measures to evaluate and manage its operations.

Extreme Networks, Inc.

Extreme Networks provides converged Ethernet network infrastructure that support data, voice and video for enterprises and service providers. Extreme Networks’ network solutions feature high performance, high availability and scalable switching solutions that enable organizations to address real-world communications challenges and opportunities. Operating in more than 50 countries, Extreme Networks provides wired and wireless secure LANs, data center infrastructure and Service Provider Ethernet transport solutions that are complemented by global, 24x7 service and support. For more information, visit: http://www.extremenetworks.com

Extreme Networks is either a trademark or registered trademark of Extreme Networks, Inc. in the United States and/or other countries.

# # #

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s expectations regarding financial performance and product introduction. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: a challenging macro-economic environment both in the United States and overseas; fluctuations in demand for the Company’s products and services; a highly competitive business environment for network switching equipment; the Company’s effectiveness in controlling expenses, the possibility that the Company might experience delays in the development of new technology and products; customer response to its new technology and products; the timing of any recovery in the global economy; risks related to pending or future litigation, and a dependency on third parties for certain components and for the manufacturing of the Company’s products. The Company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the Company’s business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which are on file with the Securities and Exchange Commission.”

EXTREME NETWORKS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 27, 2010	June 28, 2009
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$49,004	$46,195
Short-term investments	64,854	8,976
Accounts receivable, net of allowances of $1,969 at June 27, 2010 ($2,135 at June 28, 2009)	42,057	37,616
Inventories, net	21,842	12,380
Deferred income taxes	392	244
Prepaid expenses and other current assets, net	3,932	4,368

Total current assets	182,081	109,779
Property and equipment, net	43,572	44,229
Marketable securities	18,561	72,231
Other assets, net	15,731	13,736

Total assets	$259,945	$239,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,543	$12,771
Accrued compensation and benefits	13,365	12,320
Restructuring liabilities	3,097	3,559
Accrued warranty	3,169	3,170
Deferred revenue, net	29,552	30,058
Deferred revenue, net of cost of sales to distributors	18,345	9,821
Other accrued liabilities	13,381	14,666

Total current liabilities	99,452	86,365
Restructuring liabilities, less current portion	273	3,519
Deferred revenue, less current portion	7,633	7,425
Deferred income taxes	731	564
Other long-term liabilities	2,661	592

Commitments and contingencies	—	—

Stockholders’ equity:
Convertible preferred stock, $.001 par value, issuable in series, 2,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value, 750,000,000 shares authorized; 129,827,715 issued at June 27, 2010 and 128,425,140 issued at June 28, 2009	130	128
Treasury stock, 39,625,305 shares at June 27, 2010 and June 28, 2009	(149,666)	(149,666)
Additional paid-in-capital	956,792	949,113
Accumulated other comprehensive income	1,100	1,323
Accumulated deficit	(659,161)	(659,388)

Total stockholders’ equity	149,195	141,510

Total liabilities and stockholders’ equity	$259,945	$239,975

(1)	The information in this column is derived from the Company’s consolidated balance sheet included in the Company’s Annual Report on Form 10-K for the year ended June 28, 2009.

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
Net revenues:
Product	$70,610	$64,824	$249,035	$273,772
Service	14,842	16,458	60,319	61,787

Total net revenues	85,452	81,282	309,354	335,559

Cost of revenues:
Product	30,388	29,045	107,998	116,731
Service	6,447	6,243	24,863	28,166

Total cost of revenues	36,835	35,288	132,861	144,897

Gross profit:
Product	40,222	35,779	141,037	157,041
Service	8,395	10,215	35,456	33,621

Total gross margin	48,617	45,994	176,493	190,662

Operating expenses:
Sales and marketing	25,806	23,255	96,621	98,235
Research and development	12,045	13,719	49,390	58,176
General and administrative	6,946	7,189	26,839	29,945
Restructuring charge	235	153	4,238	2,245
Litigation settlement	829	—	829	—

Total operating expenses	45,861	44,316	177,917	188,601

Operating income (loss)	2,756	1,678	(1,424)	2,061
Interest income	363	395	1,481	3,360
Interest expense	(43)	(54)	(141)	(147)
Other (expense)/ income, net	(32)	(581)	(99)	13

Income (loss) before income taxes	3,044	1,438	(183)	5,287
Provision for income taxes	(368)	555	(410)	2,472

Net income	$3,412	$883	$227	$2,815

Basic and diluted net income per share:
Net income per share - basic	$0.04	$0.01	$0.00	$0.03
Net income per share - diluted	$0.04	$0.01	$0.00	$0.03
Shares used in per share calculation - basic	89,772	88,700	89,281	94,225
Shares used in per share calculation - diluted	90,144	88,722	89,477	94,284

EXTREME NETWORKS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Year Ended
	June 27, 2010	June 28, 2009
Cash flows from operating activities:
Net income	$227	$2,815
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,588	5,902
Loss (gain) on value of UBS option to put securities	2,091	(4,520)
ARS mark to market, trading (gain) loss	(2,091)	4,520
Provision for doubtful accounts	(26)	232
Provision for excess and obsolete inventory	1,782	2,265
Deferred income taxes	21	170
Amortization of warrant	—	—
Loss on retirement of assets	178	94
Stock-based compensation	6,235	3,854
Restructuring charge, net of reversal	4,238	2,244
Changes in operating assets and liabilities, net
Accounts receivable	(4,414)	19,730
Inventories	(11,236)	(706)
Prepaid expenses and other assets	(1,560)	26
Accounts payable	5,773	(4,150)
Accrued compensation and benefits	1,045	(6,636)
Restructuring liabilities	(7,593)	(4,553)
Accrued warranty	(0)	(1,654)
Deferred revenue, net	(299)	(2,807)
Deferred revenue, net of cost of sales to distributors	8,524	(4,317)
Other accrued liabilities	(1,245)	(7,341)
Other long-term liabilities	2,068	(466)

Net cash provided by operating activities	9,306	4,702

Cash flows (used in) provided by investing activities:
Capital expenditures	(5,109)	(6,877)
Purchases of investments	(51,552)	(44,479)
Proceeds from maturities of investments and marketable securities	34,452	28,164
Proceeds from sales of investments and marketable securities	14,627	93,571

Net cash (used in) provided by investing activities	(7,582)	70,379

Cash flows provided by (used in) financing activities:
Proceeds from issuance of common stock	1,085	2,107
Repurchase of common stock, including expenses	—	(101,363)

Net cash provided by (used in) financing activities	1,085	(99,256)

Net increase (decrease) in cash and cash equivalents	2,809	(24,175)

Cash and cash equivalents at beginning of period	46,195	70,370

Cash and cash equivalents at end of period	$49,004	$46,195

Supplemental disclosure of cash flow information:
Interest paid	$141	$146
Cash paid for income taxes, net	$1,197	$2,825

EXTREME NETWORKS, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
Net income - GAAP Basis	$3,412	$883	$227	$2,815

Non-GAAP adjustments
Stock-based compensation expense	$1,664	$1,224	$6,235	$3,854
Restructuring charge	235	153	4,238	2,245
Litigation settlement	968	—	968	—

Total Non-GAAP adjustments	$2,867	$1,377	$11,441	$6,099

Net income - Non-GAAP Basis	$6,279	$2,260	$11,668	$8,914

Non-GAAP Adjustments
Cost of product revenue	$285	$97	$628	$205
Cost of service revenue	161	80	523	253
Sales and marketing	461	426	1,853	1,349
Research and development	372	392	1,695	1,240
General and administrative	524	229	1,675	807
Restructuring charge	235	153	4,238	2,245
Litigation settlement	829	—	829	—

Total Non-GAAP adjustments	$2,867	$1,377	$11,441	$6,099